NU SKIN ASIA PACIFIC, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RELATIVEPARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS
OF PREFERRED STOCK AND QUALIFICATIONS,LIMITATIONS
AND RESTRICTIONS THEREOF

SERIES A PREFERRED STOCK

(Par Value $0.001 per share)

_________________

Pursuant to Section 151 of theGeneral
Corporation Law of the State of Delaware

_________________

        NU SKIN ASIA PACIFIC, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board of Directors”), at a meeting of the Board of Directors duly held on February 24, 1998, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

        WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to fix by resolution or resolutions the designations of each series of preferred stock of the Corporation (the “Preferred Stock”) and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning voting, redemption, dividends, dissolution or distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolutions of the Board of Directors under the General Corporation Law of the State of Delaware, and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of one series of Preferred Stock and the number of shares constituting such series,

        NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

        1.     Designation and Amount. The distinctive serial designation of this series shall be “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock shall be 2,986,663.

        2.     Definitions. For purposes of the Series A Preferred Stock, in addition to those terms otherwise defined herein, the following terms shall have the meanings indicated:

        “Board of Directors” shall mean the board of directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

        “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

        “Class A Common Stock” shall mean the Class A Common Stock of the Corporation, par value $.001 per share.

        “Class B Common Stock” shall mean the Class B Common Stock of the Corporation, par value $.001 per share.

        “Common Stock” shall mean the Class A Common Stock, the Class B Common Stock and all other classes of common stock of the Corporation.

        “Dividend Periods” shall mean quarterly dividend periods commencing on the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Preference Date and end on and include December 31, 1998).

        “Preference Date” shall mean September 30, 1998.

      “Preference Value” shall mean $14.0625.

        “Redemption Price” shall mean the lower of (i) the Preference Value or (ii) 60% of the average of the last sales prices per share of the Class A Common Stock of the Corporation on the New York Stock Exchange for the 20 consecutive trading days ending on the trading day which is five trading days prior to the date of redemption pursuant to Section 7 hereof.

        “Stock Repurchase Program” shall mean the stock repurchase program approved by the Board of Directors of the Corporation on February 12, 1998.

        “Stockholder Approval” shall mean approval by the stockholders of the Corporation at an annual or special meeting or by written consent of such stockholders of a resolution approving the conversion of the Series A Preferred Stock to Class A Common Stock in compliance with Rule 312.03 of the New York Stock Exchange (or a determination by the Board of Directors that such approval is not required).

        3.     Dividends. (a) Prior to the Preference Date, so long as any shares of the Series A Preferred Stock are outstanding, except for (i) purchases of Common Stock by the Corporation pursuant to its stock repurchase program, (ii) the making of any payments by the Corporation with respect to any options or rights to purchase securities granted pursuant to any employee benefit plan or program of the Corporation or with respect to the exercise of any such option or right, (iii) the purchase of stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up in exchange for, or out of the proceeds of the contemporaneous issuance of, other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up, or (iv) any redemption or conversion of shares of the Series A Preferred stock in accordance with the terms hereof, no dividends shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (including the Common Stock), for any period unless an equal per share dividend shall be declared, paid or set apart, as the case may be, on the Series A Preferred Stock nor shall any such stock of the Corporation ranking on a parity with the Series A Preferred Stock or junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up (including the Common Stock) be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation.

            (b)     In the event that Stockholder Approval has not been obtained prior to the Preference Date, and so long as any shares of the Series A Preferred Stock are outstanding, the following shall apply from and after such Preference Date:

                (i)     Holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Corporation legally available therefor, an annual cash dividend at the rate of 7% of the Preference Value per share of Series A Preferred Stock per annum, payable in quarterly installments on March 31, June 30, September 30 and December 31 (each a “Dividend Payment Date”), commencing December 31, 1998 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. Dividends on the Series A Preferred Stock will be cumulative from (but not before) the Preference Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends and whether or not such dividends are declared, and will be payable to holders of record as they appear on the stock books of the Corporation on such record dates (each such date, a “Dividend Payment Record Date”), which shall be not more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series A Preferred Stock shall accrue (whether or not declared) on a daily basis from the Preference Date and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term “accrued” with respect to dividends includes both accrued and accumulated dividends.

                (ii)     The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual dividend rate by four (rounded down to the nearest cent). The amount of dividends payable for the initial Dividend Period on the Series A Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between the close of business on a Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefore, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

                (iii)     No dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series A Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment, or setting apart for payment, of such dividends on such parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series A Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series A Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock and on such other stock bear to each other.

                (iv)     No other stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except for (i) the making of any payments by the Corporation with respect to any options or rights to purchase securities granted pursuant to any employee benefit plan or program of the Corporation or with respect to the exercise of any such option or right, or (ii) any redemption or conversion of shares of the Series A Preferred stock in accordance with the terms hereof) unless (A) the full cumulative dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (B) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock.

                (v)     No dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Series A Preferred Stock, as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except for (i) purchases of Common Stock by the Corporation pursuant to [the Stock Repurchase Program], (ii) the making of any payments by the Corporation with respect to any options or rights to purchase shares of Common Stock granted pursuant to any employee benefit plan or program of the Corporation or with respect to the exercise of any such option or right, or (iii) the purchase of stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up in exchange for, or out of the proceeds of the contemporaneous issuance of, other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless, in each case (A) the full cumulative dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock and any other stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (B) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and for the current dividend period with respect to any other stock of the company ranking on a parity with the Series A Preferred Stock as to dividends.

            (c)     The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Section 3.

        4.     Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to The holders of the Common Stock or any other series or class or classes of stock of the corporation ranking junior to the Series A Preferred Stock, each holder of Series A Preferred Stock then outstanding shall be entitled to be paid, in respect of each share of Series A Preferred Stock then held, out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Preference Value of such share of Series A Preferred Stock (collectively for all shares of Series A Preferred Stock outstanding, the “Series A Preference Amount”). After payment of the Series A Preference Amount, holders of the Common Stock shall be entitled to receive, from any remaining assets available for distribution, a per share distribution equal to the Series A Preference Amount previously distributed to the holders of Series A Preferred Stock (the “Common Preference Amount”). After such distributions to the holders of each outstanding share of Series A Preferred Stock and each outstanding share of Common Stock, any remaining assets available for distribution shall be distributed to the holders of shares of Series A Preferred Stock and shares of Common Stock pro rata based on the total number of such shares held by each holder.

            (b)     The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with any other entity (other than any such consolidation or merger in which the Series A Preferred Stock then issued and outstanding remain outstanding immediately thereafter) shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

            (c)     If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Series A Preference Amount, then the holders of Series A Preferred Stock shall share ratably in any distribution of cash generated by such assets in accordance with the respective amounts that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

            (d)     If, after payment of the Series A Preference Amount, the remaining assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Common Preference Amount, then the holders of Common Stock shall share ratably in any distribution of cash generated by such remaining assets in accordance with the respective amounts that would be payable on such distribution if the amounts to which the holders of outstanding shares of Common Stock are entitled were paid in full.

            (e)     In case the outstanding shares of Series A Preferred Stock or shares of Common Stock are subdivided into a greater number of shares of Series A Preferred Stock or Common Stock, as the case may be, the Series A Preference Amount or the Common Preference Amount, as applicable, in effect immediately prior to each such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced and, conversely, in case the outstanding shares of Series A Preferred Stock or shares of Common Stock shall be combined into a smaller number of shares of Series A Preferred Stock or shares of Common Stock, as the case may be, the Series A Preference Amount or the Common Preference Amount, as applicable, in effect immediately prior to each such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

        5.     Voting Rights. (a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Series A Preferred Stock will have one vote for each share held. Any shares of Series A Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

            (b)     Default Voting Rights. Whenever dividends on the Series A Preferred Stock or any outstanding shares of stock on a parity as to dividends with the Series A Preferred Stock (“parity dividend stock”) shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Series A Preferred Stock (voting separately as a class with all other affected classes or series of the parity dividend stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Series A Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series A Preferred Stock have been declared and paid or set apart for payment. The directors elected pursuant to this Section shall serve until the earlier of (i) the next annual meeting or until their respective successors shall be elected and shall qualify or (ii) until such time as all dividends accumulated on Series A Preferred Stock shall have been paid or declared and funds set aside for payment in full; any director elected by the holders of the Series A Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the voting power of the outstanding shares of the Series A Preferred Stock who were entitled to participate in such election of directors, voting as a separate class, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and Bylaws of the Corporation.

        The foregoing right of the holders of the Series A Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series A Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least ten percent (10%) of the Series A Preferred Stock then outstanding, call a special meeting of the holders of the Series A Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

            (c)     Class Voting Rights. So long as shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all outstanding Series A Preferred Stock outstanding at the time, voting separately as a class, in person or by proxy, either in writing or at a meeting (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to or on a parity with the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Corporation’s Certificate of Incorporation or the resolutions of the Board of Directors contained in this Certificate of Designation, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock of the Corporation or the creation or issuance of any other series of preferred stock of the Corporation, or any increase in the amount of authorized shares of Series A Preferred Stock or of any other series of preferred stock of the Corporation, in each case ranking junior to the Series A Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. A class vote on the part of the Series A Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation’s Board of Directors) (a) in connection with an amendment to the Corporation’s Certificate of Incorporation, to increase the number of authorized shares of preferred stock of the Corporation; or (b) if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been converted pursuant to Section 6 hereof or shall have been redeemed pursuant to Section 7 hereof or called for redemption pursuant thereto and sufficient funds and Redemption Notes shall have been deposited in trust to effect such redemption.

        6.     Conversion. (a) Upon Stockholder Approval, all of the issued and outstanding shares of Series A Preferred Stock shall automatically convert into fully paid and non assessable shares of Class A Common Stock at a conversion ratio (the “Conversion Ratio”) of one share of Class A Common Stock for each share of Series A Preferred Stock, subject to adjustment pursuant to this Section 6 (“Automatic Conversion”). From and after the date of Automatic Conversion, (w) dividends (if any) on the shares of the Series A Preferred Stock shall cease to accrue and accumulate, (x) the shares of Series A Preferred Stock shall be deemed no longer outstanding, (y) each share of Series A Preferred Stock shall be deemed to represent the number of shares of Class A Common Stock into which such share of Series A Preferred Stock is convertible on the date of Automatic Conversion, whether or not such share of Series A Preferred Stock is surrendered for conversion, and (z) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation shares of Class A Common Stock upon conversion, subject to adjustment pursuant to this Section 6) shall cease.

            (b)     In case the Corporation shall at any time or from time to time (i) declare a dividend, or make a distribution, on the outstanding shares of Common Stock or any class thereof in the form of shares of its capital stock, (ii) subdivide or reclassify the outstanding shares of Common Stock or any class thereof into a greater number of shares of Common Stock, (iii) combine or reclassify the outstanding shares of Common Stock or any class thereof into a smaller number of shares of Common Stock, (iv) reclassify the outstanding shares of Common Stock or any class thereof into other securities of the Corporation, (v) or otherwise issue any shares of its capital stock to the holders of outstanding shares of Common Stock or any class thereof, then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Series A Preferred Stock thereafter surrendered for conversion pursuant to this Section 6 shall be entitled to receive, upon such conversion, the number and kind of shares of Class A Common Stock or other securities that the holder of a share of Series A Preferred Stock would have been entitled to receive after the happening of any of the events described in this clause (b) had such share of Series A Preferred Stock been so converted immediately prior to the date of the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this clause (b) shall become effective (i) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (ii) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

            (c)     In the event that at any time, as a result of an adjustment made pursuant to clause (b) above, the holder of any Series A Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than its Class A Common Stock, thereafter the number of such shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Common Stock contained in clause (b) above.

            (d)     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Class A Common Stock as are then issuable upon the exchange of all then outstanding shares of the Series A Preferred Stock.

            (e)     The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 6 shall be made without charge to the holders of suchconverted shares of Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder or former holder of Series A Preferred Stock so converted.

            (f)     No fractional shares of Class A Common Stock shall be issued upon the conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average of the last sales prices per share of the Class A Common Stock of the Corporation on the New York Stock Exchange for the 20 consecutive trading days ending on the trading day which is five trading days prior to the conversion date.

        7.     Optional Redemption. (a) In the event that Stockholder Approval has not been obtained prior to the Preference Date, on or after such Preference Date the Corporation, at the option of the Board of Directors, may redeem the shares of Series A Preferred Stock, in whole (but not in part), out of funds legally available therefore, at any time or from time to time, subject to the notice provisions described below, by resolution of its Board of Directors at a per share redemption price equal to the Redemption Price. The Redemption Price of any shares of Series A Preferred Stock redeemed pursuant to this Section 7 shall, unless otherwise agreed upon by the holder of such shares and the Corporation, be payable 25% in cash on the Preference Date and the remaining 75% in a promissory note or promissory notes (collectively, the “Redemption Notes”), payable in three (3) equal consecutive annual payments of principal[, with interest on the unpaid principal balance at a rate per annum equal to the Interest Rate; provided, however, that the Corporation shall have the right, at any time, to prepay without penalty the then unpaid portion of such Redemption Notes. The annual installment of principal on the Redemption Notes shall be paid in each year on the anniversary of the redemption date in such year or, if such date is not a Business Day, on the first Business Day following such date. The “Interest Rate” for purposes of this Section 7 shall mean the fixed rate of interest, per annum, equal to the corresponding applicable federal rate, as defined in the Internal Revenue Code of 1986, as amended.

            (b)     In the event the Corporation shall redeem the shares of Series A Preferred Stock, a Corporation notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (iv) that payment in cash and Redemption Notes will be made upon presentation and surrender of such Series A Preferred Stock; (v) that dividends on the shares to be redeemed shall cease to accrue immediately after such redemption date; and (vi) that dividends accrued to and including the date fixed for redemption will be paid as specified in said notice. Notice having been mailed as aforesaid, immediately after the redemption date, unless the Corporation shall be in default in providing the payment of the redemption price (including any accrued and unpaid dividends to (and including) the date fixed for redemption), (x) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, (y) such shares shall be deemed no longer outstanding and (z) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the moneys payable upon redemption) shall cease.

        Upon surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price and in the manner aforesaid.

            (c)     The Series A Preferred Stock may not be redeemed except as provided in this Section 7.

        8.     Reissuance of Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

        9.     Record Holders. The Corporation and any transfer agent of the Corporation may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be made under the seal of the Corporation and signed by Steven J. Lund, its President and Chief Executive Officer, and attested by Keith R. Halls, its Secretary, this 25th day of March, 1998.

NU SKIN ASIA PACIFIC, INC.

By:    /s/ Steven J. Lund
Name:    Steven J. Lund

Title: President and Chief Executive Officer

(Corporate Seal)

Attest:

By:     /s/ Keith R. Halls
Name:    Keith R. Halls
Title:    Secretary